UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2017

GROGENESIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-168337	42-1771870
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 S. Reid Street, Suite 307

Sioux Falls, SD  57103

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (605) 836-3100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Removal of Officer

On September 8, 2017, Tyler Mackay was removed from his position as Chief Operating Officer of GroGenesis, Inc., a Nevada corporation (the “Company”).  The removal was a result of the Company desiring to pursue the next phase of its business plan and expand its management team in order to achieve its corporate goals.

Appointment of Officer

On September 8, 2017, Michael Samp, age 46, was appointed as Chief Operating Officer of the Company.

There is no arrangement or understanding pursuant to which Mr. Samp was appointed as Chief Operating Officer of the Company.  Mr. Samp has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Professional History of Mr. Samp

Michael Samp, age 46, has been engaged in the development and growth of businesses on the Northern Plains for more than 25 years in the areas of business development, government relations, business operations and corporate finance.  Previous to his appointment as Chief Operating Officer of GroGenesis, Inc., Mr. Samp has been a consultant to GroGenesis, Inc. in the area of general management and operations since September 2015.  From November 2013 to May 2017, Mr. Samp served as Director of Business Operations for TNT Hospitality Group, leading business and operations of the 14 revenue centers of the $15M enterprise.  Prior to that, from November 2008 to November 2013, Mr. Samp served in management with Wal-Mart/Sam’s Club.  A former White House intern, Mr. Samp has consulted at executive level operations positions for 15 Super Bowls for the National Football League, was the project director for Ford Motor Company’s 100th Anniversary, and has worked with numerous Fortune 500 companies.  He was appointed in November of 2015 by South Dakota Governor Dennis Daugaard to serve as a member of The USS South Dakota (SSN790) Commissioning Committee.  Mr. Samp is an alumnus of Augustana University, a graduate of the University of South Dakota and completed his course work for his Master’s in Business (ABD) at the University of Sioux Falls.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 12, 2017

GROGENESIS, INC.

By:	/s/ Richard D. Kamolvathin
Name: Richard D. Kamolvathin
Title: Chief Executive Officer

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